Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS RECEIVES ACCEPTANCE LETTER FROM THE AMEX

CHICAGO - May 3, 2007 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today announced that the American Stock Exchange (AMEX) has accepted its plan to regain compliance with AMEX listing standards, and has granted it an extension until Aug. 14, 2007 to do so. TDS will be in compliance with AMEX listing standards when it files its annual report on Form 10-K for the year ended Dec. 31, 2006, its quarterly report on Form 10-Q for the quarter ended March 31, 2007, and distributes its 2006 annual report to shareholders. TDS expects to be in full compliance with AMEX listing standards on or before Aug. 14, 2007. During the extension period, TDS is subject to periodic review by the AMEX.

As announced on Apr. 23, 2007, TDS is delaying its filings as it completes a restatement for each of the years ended Dec. 31, 2004 - 2005, quarterly information for 2005 and 2006, and certain selected financial data for 2003 and 2002.

About TDS
TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Dec. 31, 2006, the company employed 11,800 people and served 7 million customers/units in 36 states.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com